UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2009

Coroware, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	000-33231	95-4868120
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4056 148th Avenue NE

Redmond, Washington 98052

 (Address of principal executive offices)

(800) 641-2676

 (Registrant's telephone number, including area code)

Copies to:

Stephen M. Fleming, Esq.

Law Offices of Stephen M. Fleming PLLC

110 Wall Street, 11th Floor

New York, New York 10005

Phone: (516) 833-5034

Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into Material Definitive Agreements

On July 21, 2006, Coroware, Inc. (the “Company”) consummated a Securities Purchase Agreement (the “Purchase Agreement”) dated July 21, 2006 with Yorkville Advisors LLC (“Yorkville”) providing for the sale by the Company to Yorkville of its 10% secured convertible debentures in the aggregate principal amount of $2,825,000 (the “Debentures”) of which $1,250,000 was advanced immediately and $575,000 was advanced in August2006 and the last installment of $1,000,000 was advanced on December 7, 2006.   The Debentures mature on the third anniversary of the date of issuance. The holder of the Debentures may, at any time, convert amounts outstanding under the Debentures into shares of common stock of the Company at a fixed conversion price per share equal to $0.04. The Company's obligations under the Purchase Agreement are secured by substantially all of the assets of the Company and those of its wholly owned subsidiary, CTI.  Under the Purchase Agreement, the Company also issued to Yorkville five-year warrants to purchase 1,000,000 and 1,500,000 shares of Common Stock at prices equal to $0.50 and $1.00, respectively, together with three-year warrants to purchase 2,300,000, 2,000,000 and 2,500,000 shares of Common Stock at prices equal to $0.25, $0.65 and $0.75, respectively (collectively, the “Warrants”).

On March 31, 2009, Yorkville assigned the Debentures to Field Nominees Ltd. Account #1365334. (“Field”) for the beneficial interest of ThreeAM SPC Ltd. (in voluntary liquidation) (and together with Field, “ThreeAM”).

On July 24, 2009, the Company and ThreeAM entered into a Forbearance and Settlement Agreement pursuant to which the Company agreed to make a cash payment of $350,000 to ThreeAM prior to September 15, 2009 and ThreeAM has agreed to forego exercising its rights and remedies under the Debentures.  The Debentures shall be fully satisfied in the event that the Company makes such payment by September 15, 2009.

Item 9.01

Financial Statements and Exhibits

Exhibit Number	Description
10.1	Forbearance and Settlement Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COROWARE, INC.

By:	/s/ LLOYD SPENCER
Lloyd Spencer Interim CEO and CFO

Date:  August 7, 2009

3